Exhibit 99.1

DNEG to Become the Only Pure-Play Publicly Traded Visual Effects and Animation Company

●	DNEG, a high-growth, technology-enabled visual effects and animation company executing ground-breaking, award-winning work for the world’s largest content creators, enters into business combination agreement with Sports Ventures Acquisition Corp. (Nasdaq: AKIC)
●	Proven business model with historical profitability; DNEG projects approximately $400 million in revenue and adjusted EBITDA of $100 million for its fiscal year ending March 31, 2022 (FY2022)
●	Long-term creative relationships lead to highly visible, recurring revenue streams, including approximately $731 million in order book and pipeline for FY2022 and beyond as of September 30, 2021
●	Substantial opportunity as a public company to further accelerate DNEG’s growth by expanding capacity and talent, entering new geographies and business segments (such as gaming and content creation), and pursuing accretive acquisitions and partnerships
●	The transaction implies a combined company enterprise value of approximately $1.7 billion
●	DNEG expects to receive approximately $400 million in gross transaction proceeds, including a fully committed $168 million common stock PIPE at a purchase price of $10 per share from leading investors including affiliates of Sports Ventures, Novator Capital Limited, affiliates of Fairfax Financial and Arbor Financial
●	An affiliate of Sports Ventures has agreed to backstop a portion of the $350 million minimum cash condition, subject to limitations

LONDON AND NEW YORK (January 25, 2022) — DNEG (“DNEG” or “the Company”), a leading technology-enabled visual effects and animation company for the creation of feature film, television and multiplatform content, and Sports Ventures Acquisition Corp. (“Sports Ventures”) (Nasdaq: AKIC), a publicly-traded special purpose acquisition company, announced today they have entered into a definitive business combination agreement that will result in DNEG becoming a public company. Upon closing of the transaction, the combined company will be renamed DNEG and it is expected that its ordinary shares will be listed on the Nasdaq. The combined company will be led by Namit Malhotra, DNEG’s Chairman and Chief Executive Officer.

DNEG is a leading technology-enabled visual effects (VFX) and animation company for Hollywood studios, streaming services and production companies worldwide, with operations based in North America (Los Angeles, Montréal, Toronto and Vancouver), Europe (London) and Asia (Bangalore, Chandigarh, Chennai and Mumbai). With more than 20 years of industry experience, DNEG has been awarded six out of the last ten Academy Awards® for ‘Best Visual Effects.’ Formed through the 2014 merger of Prime Focus (founded in 1997) and Double Negative (founded in 1998), DNEG has focused historically on building close working relationships with filmmakers.

DNEG is positioned to be a true, global media powerhouse, with its fast-growing visual effects and animation businesses and significant opportunity to expand into new geographic markets, as well as adjacent products such as gaming, further accelerating its lead in visual effects and animation.

Investment Highlights

●	DNEG benefits from massive content creation industry tailwinds across the globe
●	Long-term and well-established relationships with the world’s largest content creators, such as major Hollywood studios, production companies and streaming services, all of which have increasing demand
●	Highly visible, recurring revenue streams coupled with an integrated global workflow drives strong profitability
●	Multiple avenues for growth, including increased capacity, strategic M&A, emerging markets, gaming, and other adjacencies
●	Substantial barriers to entry from cutting edge technology infrastructure and global workforce at scale
●	DNEG is led by a visionary, creative, and entrepreneurial management team with a proven history of success

Management Commentary

DNEG Chairman and CEO Namit Malhotra said: “As we take the next logical step in our evolution, partnering with Sports Ventures on the road to becoming a publicly traded company, I would like to thank and celebrate our talented teams across the globe. Every day, they come together to create incredible new worlds for our storytelling partners, raising the bar for every project that we deliver. This transaction creates long-term stability for our teams while also allowing us to exploit the tailwinds in the media and entertainment industry and the explosion in demand for content, which are huge growth drivers for our company. I am excited to take the best of everything that makes our company so successful and to use it as a platform on which to build and innovate further. Leveraging our leading technology stack, DNEG is already making great strides into new growth areas such as gaming and content creation partnerships, and we are perfectly positioned to exploit massive new opportunities in the metaverse and the convergence of all forms of content creation.”

Alan Kestenbaum, Chief Executive Officer and Chairman of the Board of Sports Ventures, said, “As a recognized worldwide VFX and animation industry leader, DNEG has a huge opportunity to capitalize on rapidly growing demand from Hollywood studios, production companies and streaming services. The sterling reputation that Namit and his exceptional team at DNEG have built is reflected not only in the awards they’ve won, but in the deep and longstanding relationships the company holds with the world’s largest content creators. The opportunity for expansion into new markets, such as gaming and the metaverse, as well as new markets for its core VFX and animation services, offers tremendous growth potential. We could not be more pleased to partner with DNEG and Namit’s team and look forward to our future together, as we grow the company and provide exceptional returns to our shareholders.”

More information on DNEG’s industry-leading and award-winning work can be found at http://www.dneg.com.

Transaction Overview

The transaction implies an enterprise value of approximately $1.7 billion for the combined company, representing approximately 11.4x FY2023E (ending March 31, 2023) adjusted EBITDA. Current DNEG equity holders will retain approximately 71% ownership in DNEG and will, assuming no redemptions by Sports Ventures’ existing public stockholders, roll 85% of their equity interests into the pro forma company.

Concurrently with the consummation of the proposed business combination, investors have committed to purchase $168 million of common stock of the combined company at a purchase price of $10 per share (the “PIPE investment”). The $168 million PIPE investment is anchored by top-tier institutional and private investors including affiliates of Sports Ventures, Novator Capital Limited, affiliates of Fairfax Financial and Arbor Financial. Assuming no share redemptions by the public stockholders of Sports Ventures, approximately $230 million in cash currently held in Sports Ventures’ trust account, together with the approximately $168 million in PIPE investment proceeds (excluding transaction expenses) is expected to be used to help fund significant investments in technology, increase DNEG’s capacity to undertake project work including hiring additional talent, expand newer business segments (such as gaming and content creation), and pursue accretive acquisitions and partnerships.

Contingent upon and concurrently with the closing of the proposed transaction, DNEG will enter into new senior secured credit facilities, consisting of a $325 million term loan facility that will be fully drawn at closing, and a $125 million revolving credit facility. In the event of any redemptions by Sports Ventures stockholders in connection with the transaction, an affiliate of Sports Ventures has agreed to backstop a portion of the $350 million minimum cash condition, subject to limitations.

The proposed business combination, which has been unanimously approved by both the Board of Directors of Sports Ventures and the Board of Directors of DNEG, is expected to close in the first half of calendar year 2022, subject to approval by Sports Ventures’ stockholders and other customary closing conditions.

Advisors

Deutsche Bank Securities Inc. is acting as exclusive financial advisor to DNEG and is acting as joint placement agent on the PIPE investment. Latham & Watkins LLP is serving as legal advisor to DNEG.

J.P. Morgan Securities LLC is acting as exclusive financial advisor to Sports Ventures, and joint placement agent to Sports Ventures in connection within the PIPE investment. Arent Fox LLP is serving as legal advisor to Sports Ventures and Sidley Austin LLP is serving as legal advisor to the placement agents.

The proposed transaction includes committed debt financing arranged by Deutsche Bank Securities Inc. and NatWest Markets PLC, subject to customary funding conditions.

About DNEG

DNEG (www.dneg.com) is one of the world’s leading visual effects (VFX) and animation companies for the creation of feature film, television, and multiplatform content. DNEG employs nearly 7,000 people with worldwide offices and studios across North America (Los Angeles, Montréal, Toronto and Vancouver), Europe (London) and Asia (Bangalore, Chandigarh, Chennai and Mumbai).

DNEG’s critically acclaimed work has earned the company six Academy Awards® for Best Visual Effects and numerous BAFTA and Primetime EMMY® Awards for its high-quality VFX work. Current and upcoming DNEG projects on behalf of its Hollywood and global studio and production company partners include Uncharted (February 2022), Death on the Nile (February 2022), Moonfall (February 2022), Borderlands (2022), Stranger Things S4 (2022), Aquaman and the Lost Kingdom (2022), Knives Out 2 (2022), The Last of Us (2022), The Flash (2022), and Shazam! Fury of the Gods (2023).

About Sports Ventures Acquisition Corp.

Sports Ventures Acquisition Corp. is a blank check company organized with the purpose of effecting a merger similar business combination with a major entertainment powerhouse. Sports Ventures Acquisition Corp. is led by Alan Kestenbaum, businessman and minority owner of the Atlanta Falcons of the NFL. Other leadership members include Robert Tilliss, who brings with him extensive sports and arena expertise, Daniel Strauss, and Steve Horowitz.

Additional Information About the Transaction and Where to Find It

This communication may be deemed to be solicitation material with respect to the proposed transaction for Sports Ventures Acquisition Corp. to acquire Prime Focus World NV. In connection with this proposed transaction, Sports Ventures Acquisition Corp. will file relevant materials with the SEC, including a proxy statement on Schedule 14A. This communication does not contain all the information that should be considered concerning the proposed transaction. It is not intended to provide the basis for any investment decision or any other decision in respect to the proposed transaction. STOCKHOLDERS OF SPORTS VENTURES ACQUISITION CORP. ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov, and Sports Ventures Acquisition Corp. stockholders will receive information at an appropriate time on how to obtain transaction-related documents free of charge from Sports Ventures Acquisition Corp. Such documents are not currently available.

Participants in Solicitation

Sports Ventures Acquisition Corp., Prime Focus World NV and their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies from the holders of Sports Ventures Acquisition Corp. Class A Ordinary shares in respect of the proposed transaction. Information about the directors and executive officers of Sports Ventures Acquisition Corp. and their ownership of Class A Ordinary shares are set forth in its Annual Reports on Form 10-K, which was filed with the SEC on March 30, 2021, and its Reports on Form 8-K, which were filed with the SEC on April 6, 2021 and January 12, 2022, as modified or supplemented by any Form 3 or Form 4 since the date of that filing. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the proposed transaction when it becomes available.

Prime Focus World NV and its directors, executive officers and employees may also be deemed to be participants in the solicitation of proxies from the holders of Sports Ventures Acquisition Corp. Class A Ordinary shares in respect of the proposed transaction. A list of the names of such directors, executive officers and employees and information regarding their interests in the proposed transaction will be included in the proxy statement for the proposed transaction when available.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and does not constitute an offer to subscribe for, buy or sell, or the solicitation of an offer to subscribe for, buy or sell, or an invitation to subscribe for, buy or sell any securities or a solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, invitation, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Non-GAAP Measures

This press release includes projections of certain financial measures not presented in accordance with generally accepted accounting principles (“GAAP”) including, but not limited to, adjusted EBITDA and certain other metrics derived therefrom. Due to the high variability and difficulty in making accurate forecasts and projections of some of the information excluded from these projected measures, together with some of the excluded information not being ascertainable or accessible, DNEG is unable to quantify certain amounts that would be required to be included in the most directly comparable GAAP financial measures without unreasonable effort. Consequently, no disclosure of estimated comparable GAAP measures is included and no reconciliation of the forward-looking non-GAAP financial measures is included.

Forward-Looking Statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact contained in this communication including, without limitation, statements regarding Sports Ventures Acquisition Corp.’s or Prime Focus World NV’s financial position, expected operating performance, business strategy and the plans and objectives of management for future operations; anticipated financial impacts of the proposed transaction; the satisfaction of the closing conditions to the proposed transaction; and the timing of the completion of the proposed transaction, are forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that any such forward-looking statements are not guarantees of future performance, results or events and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of Prime Focus World NV, Sports Ventures Acquisition Corp. and their respective business, operations, financial condition and the industries in which they operate, the risk that the proposed transaction between Prime Focus World NV, and Sports Ventures Acquisition Corp. may not be consummated, and the factors described in the Sports Ventures Acquisition Corp.’s filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. Prime Focus World NV and Sports Ventures Acquisition Corp. each disclaim any obligation to update any forward-looking statements contained herein.

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Contacts

Investors

Ashley DeSimone, ICR

(646) 677-1827

DNEGIR@icrinc.com

Brett Milotte, ICR

(332) 242-4344

DNEGIR@icrinc.com

Media

Eric Becker, ICR

(303) 638-3469

DNEGPR@icrinc.com

Tony Bradley, DNEG

+44 (207) 268-5000

pr@dneg.com